MEDIA                                 INVESTORS
Larry Haeg            Kim Kellogg     Robert S. Strickland    Cindy Koehn
Norwest Corporation   Wells Fargo     Norwest Corporation     Wells Fargo
612-667-7043          415-396-3606    612-667-7919            415-393-3099


                        WELLS FARGO AND NORWEST TO MERGE

         San Francisco and Minneapolis, June 8, 1998 -- Wells Fargo & Company (NYSE: WFC) and Norwest Corporation (NYSE: NOB) said today they have signed a definitive agreement for a merger of equals to create the Western Hemisphere's most extensive and diversified financial services network.

         The combined company will have $191 billion in assets, more than 90,000 employees, more than 20 million customers, and 5,777 financial services stores in all 50 states, Canada, the Caribbean, Latin America and elsewhere internationally.

         The transaction is valued at approximately $34 billion. Common stockholders of Wells Fargo will receive 10 shares of common stock of Norwest in exchange for each share of Wells Fargo common stock. After the exchange, it is expected that Wells Fargo stockholders will own approximately 52.5 percent of the combined companies and Norwest stockholders approximately 47.5 percent. Norwest's dividend will remain the same.

         When the merger is completed, Paul Hazen, chairman and chief executive officer of Wells Fargo, will become chairman of the new organization. Richard M. Kovacevich, chairman and chief executive officer of Norwest, will become president and chief operating officer of Norwest, and Rod Jacobs, president of Wells Fargo, will continue in their current positions until the merger is completed and will head the transition team that will recommend the organizational structure of the new company.

         "We believe the partnership of these two companies offers terrific opportunities for customers, employees, and shareholders," said Hazen. "The possibilities and power of this combination offer a tremendously exciting vision for our future."

         "This merger of equals will bring together two high performing companies with complementary businesses, products, technology, markets and customers," said Kovacevich. "It will be a leading franchise in the western United States with all the resources necessary to meet all of our customers' financial needs and serve them when, where and how they want to be served."

         "In addition to our nationwide presence in mortgage and our presence across the Americas in consumer finance," added Kovacevich, "our combined banking franchise will have a top four market share in 16 of our 21 banking states across the Midwest, Rocky Mountain and Western regions. We'll have the largest number of financial services stores in the nation. Wells Fargo's leadership in alternative delivery is a perfect complement to Norwest's leadership in community banking."

         "By sharing successful best practices across our two companies," said Hazen, "we can take advantage of the unique strengths of both organizations to serve our customers better and deliver even greater shareholder value. This merger will result in a


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dynamic new organization that is geographically diverse and focused on delivering long term benefits for our stockholders, customers, team members and communities."

         The merger is expected to be accounted for as a pooling of interests, to be completed in the second half of this year and to be a tax-free reorganization for federal income tax purposes. The merger has been approved by both companies' boards, requires regulatory and stockholder approval, is expected to break even on a GAAP (Generally Accepted Accounting Principles) basis and to add to cash earnings per share for stockholders of both companies in the first year of operation, excluding transaction costs.

         The new name of the combined companies will be Wells Fargo & Company, one of the most widely known brand names in the financial services industry.

         The corporate headquarters of the combined company will be in San Francisco. Minneapolis will be headquarters for the combined Midwest banking business.

         "The question of where to locate the headquarters of the new organization was perhaps the most difficult part of this process," said Kovacevich. "Since the new organization will have $54 billion in deposits in California and only $13 billion in deposits in Minnesota, it makes sense for the corporate headquarters to be closest to the highest concentration of customers and that's California."

         "Of the more than 90,000 team members who will make up the new organizations, only 2,130 headquarters staff in San Francisco and Minneapolis, or 2.3 percent of the 90,000, will be directly affected by this headquarters decision."


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


         "To manage this process, both companies have instituted an immediate hiring freeze," said Hazen. "Through natural turnover, growth, a good economy, and our commitment to 'retain and retrain' as many affected team members as possible, our goal is to offer as many opportunities as we can to headquarters team members for comparable positions in the combined company either in the Twin Cities area, San Francisco or elsewhere so they can continue their careers with the company. Also, because technology today creates the advantage of 'virtual offices,' some corporate functions could remain in Minneapolis."

         Merger details include:

         o Wells Fargo has granted Norwest an option to purchase, under certain circumstances, up to 19.9 percent of Wells Fargo's outstanding shares of common stock. In addition, Norwest has granted Wells Fargo an option to purchase, under certain circumstances, up to 19.9 percent of Norwest's outstanding shares of common stock.

         o The two companies estimate there will be approximately $950 million in transition-related expenses and expect to achieve at least $650 million in cost savings by the third year of operation. The new company will:

         o   rank 1st in financial services stores in the western hemisphere,

         o   rant 1st in mortgage originations and servicing,

         o   rank 1st in internet banking,


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


         o   rank 1st in agricultural lending among U.S. banks,

         o   rank 2nd in the number of small business loans among U.S. banks,

         o   rank 2nd in the number of ATMs in the U.S.,

         o   rank 4th in middle-market lending among all banks,

         o   rank 3rd among all banks in mutual funds under management,

         o rank 4th in market capitalization among U.S. bank holding companies,

         o   rank 7th in assets among U.S. bank holding companies,

         o   continue to be the nation's leading commercial real estate leader,

         o be an industry leader in alternative banking strategy, as developed by Wells Fargo,

         o be an industry leader in community banking strategy, as developed by Norwest Banks,

         o have the Americas' premier consumer finance company, through Norwest Financial,

         o   have the largest bank-owned insurance agency.

3/31/98                                      Norwest     Wells Fargo      Combined
------------------------------------------------------------------------------------
Assets (billions)                          $    96.1     $      94.8      $   190.9
Loans (billions)                           $    44.2     $      64.5      $   108.7
Income (billions -1997)                    $   1,351     $     1,155      $   2,506
Revenue (billions - 1997)                  $   9.659           9.608      $  19.267
Deposits (billions)                        $    57.8     $      72.3      $   130.1
Customers (millions)                             9.9              10           19.9
Mortgage originations (billions)           $      60              --      $      60
Mortgage Servicing (billions)              $     211              --      $     211
Credit Card Loans (billions)               $     1.6     $       4.4      $     6.0
Consumer Credit Card Accounts (millions)         1.6             3.2            4.8
Stores                                         3,847           1,930          5,777


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

3/31/98                                      Norwest     Wells Fargo      Combined
------------------------------------------------------------------------------------
ATMs                                           1,752           4,400          6,152
Market Capitalization (billions)           $      30     $        32      $      62
Common Shares Outstanding (millions)           757.6            85.3
Net interest margin                             5.77            6.01           5.89
Employees                                     58,255          32,414         90,669
Fortune 500 rank (1997)                          157             160             65

         Wells Fargo operates one of the largest consumer banking businesses in the U.S., serving more than 10 million households in 10 Western states.

         Norwest Corporation is a $96.1 billion financial solutions company providing banking, insurance, investments, mortgage and consumer finance through 3,847 stores in all 50 states, Canada, the Caribbean, Latin America and elsewhere internationally.

This news release contains forward-looking statements with respect to the financial conditions, results of operations and businesses of Wells Fargo and Norwest and, assuming the consummation of the merger, a combined Wells Fargo/Norwest including statements relating to: (a) the cost savings and accretion to reported earnings that will be realized from the merger; (b) the impact on revenues of the merger, and (c) the restructuring charges expected to be incurred in connection with the merger. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) expected cost savings from the merger cannot be fully realized or realized within this expected timeframe; (2) revenues following the merger are lower than expected; (3) competitive pressure among financial services companies increases significantly;
(4) costs or difficulties related to the integration of the businesses of Norwest and Wells Fargo are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either internationally or nationally or in the states in which the combined company will be doing business, are less favorable than expected; or


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


(7) legislation or regulatory requirements or changes adversely affect the businesses in which the combined company would be engaged.

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